Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2018 THIRD QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – April 26, 2018 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended April 1, 2018.

Net sales for the Company’s third quarter ended April 1, 2018 were $116.8 million, compared to net sales of $109.7 million for the third quarter ended April 2, 2017. Net income for the current year quarterly period was $3.0 million, compared to net income of $3.5 million in the prior year quarter. Diluted earnings per share for the current year quarterly period were $.80 compared to diluted earnings per share of $.95 in the prior year quarter.

For the nine months ended April 1, 2018, the Company’s net sales were $322.5 million compared to net sales of $308.9 million in the prior year nine month period. Net income during the current year nine month period was $8.3 million compared to net income of $5.4 million in the prior year nine month period. Diluted earnings per share were $2.24 for the nine month period ended April 1, 2018 compared to diluted earnings per share of $1.48 during the nine month period ended April 2, 2017.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	April 1, 2018	April 2, 2017

Fiat Chrysler Automobiles	$31,282	$27,962
General Motors Company	22,417	21,883
Ford Motor Company	18,062	16,788
Tier 1 Customers	19,027	19,618
Commercial and Other OEM Customers	21,714	15,237
Hyundai / Kia	4,321	8,218
TOTAL	$116,823	$109,706

Sales to Fiat Chrysler Automobiles in the current year quarter increased over the same period in the prior year quarter due to a combination of higher vehicle production volumes and product content on the components we supply. The increase in sales to General Motors Company in the current year quarter compared to the prior year quarter related primarily to higher content sales on models for which we supply components, in particular latches. In the prior year quarter we supplied Opel Automotive GmbH as part of our General Motors business. We now supply these products directly to Opel Automotive which sales are now included under “Commercial and Other OEM Customers” above. Sales to Ford Motor Company increased in the current year quarter due to a combination of higher production volumes and content on components we supply compared to the prior year quarter. Sales to Tier 1 Customers decreased in the current year quarter due to lower sales on our driver control products. Sales to Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter mainly due to new customer programs at Honda of America Manufacturing Inc. and Volkswagen. These customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, fobs, driver controls and door handles that we have developed in recent years to complement our historic core business of locks and keys. The decreased sales to Hyundai / Kia in the current year quarter were principally due to lower levels of production on vehicles for which we supply components.

Gross profit margins were 13.0 percent in the current year quarter compared to 16.0 percent in the prior year quarter. The decrease in gross profit margin in the current year quarter compared to the prior year quarter was attributed to a continuation from our previous quarters of higher production and expediting costs associated with new product launches occurring in fiscal year 2018, in particular in connection with the start-up of our new door handle paint facility in Leon, Mexico. Also, negatively impacting gross margins in the current quarter were an unfavorable Mexican Peso to US dollar exchange rate affecting our operations in Mexico.

Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter were 9.3 percent compared to 10.7 percent in the prior year quarter. The reduction in overall operating expenses in the current year quarter was primarily due to lower outside expenditures on new product development costs associated with utilizing third party vendors for a portion of our development work.

Included in Other Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	April 1,	April 2,
	2018	2017

Equity Earnings of VAST LLC Joint Venture	$703	$451
Equity Loss of STRATTEC Advanced Logic LLC Joint Venture	(84)	(614)
Net Foreign Currency Realized and Unrealized Transaction Gain	122	1,296
Other	36	(104)
	$777	$1,029

The decrease in Other Income, Net in the current year quarter was primarily related to lower net foreign currency gains, which was partially offset by lower losses from our STRATTEC Advanced Logic LLC joint venture incurred in the current year quarter as we continue to wind down the operation of this joint venture.

Frank Krejci, President & CEO commented: “Due to the added costs of launching significant amounts of new business and the production start-up expenses related to our new Leon, Mexico facility for painting and assembling door handles we continue to feel the negative impacts on our profitability. We believe these impacts will continue over the next two quarters before these efforts will positively contribute to our results.

STRATTEC was recently spotlighted in the automotive industry when we won the very prestigious Automotive News PACE Award for innovation. More can be seen at www.autonews.com/pace. Since we were competing with many much larger companies, we are extremely proud of our team for designing a unique power door lifting system, offering many advantages over competitors’ products. This product is currently featured on the new Honda Odyssey”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan. Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name. STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, foreign currency fluctuations, and fluctuations in our costs of operation (including fluctuations in the cost of raw materials). Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended

	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017

Net Sales	$116,823	$109,706	$322,465	$308,895

Cost of Goods Sold	101,626	92,105	281,159	262,797

Gross Profit	15,197	17,601	41,306	46,098

Engineering, Selling & Administrative Expenses	10,839	11,782	31,033	34,308

Income from Operations	4,358	5,819	10,273	11,790

Interest Income	1	52	8	132

Interest Expense	(305)	(100)	(761)	(276)

Other Income, Net	777	1,029	3,472	1,504

Income before Provision for Income Taxes and Non-Controlling Interest	4,831	6,800	12,992	13,150

Provision for Income Taxes	899	1,752	1,956	4,060

Net Income	3,932	5,048	11,036	9,090

Net Income Attributable to Non-Controlling Interest	(963)	(1,566)	(2,729)	(3,668)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$2,969	$3,482	$8,307	$5,422

Earnings Per Share:
Basic	$0.82	$0.97	$2.29	$1.51
Diluted	$0.80	$0.95	$2.24	$1.48
Average Basic Shares Outstanding	3,634	3,592	3,625	3,586

Average Diluted Shares Outstanding	3,708	3,671	3,702	3,666

Other
Capital Expenditures	$5,033	$10,313	$19,382	$26,642
Depreciation & Amortization	$3,884	$2,807	$10,551	$8,454

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	April 1, 2018	July 2, 2017
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$7,037	$8,361
Receivables, net	70,527	64,933
Inventories, net	42,981	35,476
Other current assets	27,401	20,235
Total Current Assets	147,946	129,005
Investment in Joint Ventures	21,367	16,840
Other Long Term Assets	19,218	16,278
Property, Plant and Equipment, Net	118,549	111,591
	$307,080	$273,714

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$44,268	$39,679
Other	27,461	28,216
Total Current Liabilities	71,729	67,895
Accrued Pension and Post Retirement Obligations	2,382	2,495
Borrowings Under Credit Facility	48,000	30,000
Other Long-term Liabilities	1,787	610
Shareholders’ Equity	327,636	319,798
Accumulated Other Comprehensive Loss	(30,782)	(32,888)
Less: Treasury Stock	(135,790)	(135,822)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	161,064	151,008
Non-Controlling Interest	22,118	21,626
Total Shareholders’ Equity	183,182	172,714
	$307,080	$273,714

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended

	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017

Cash Flows from Operating Activities:
Net Income	$3,932	$5,048	$11,036	$9,090
Adjustment to Reconcile Net Income to Cash Provided by Operating Activities:
Equity (Earnings) Loss in Joint Ventures	(619)	163	(3,118)	(128)
Depreciation and Amortization	3,884	2,807	10,551	8,454
Foreign Currency Transaction Loss (Gain)	592	722	173	(1,775)
Unrealized (Gain) Loss on Peso
Forward Contracts	(392)	(2,710)	687	(1,147)
Stock Based Compensation Expense	250	362	871	1,154
Deferred Income taxes	-	-	(1,710)	-
Change in Operating Assets/Liabilities	(4,972)	(4,241)	(14,744)	(3,348)
Other, net	(11)	5	(44)	(143)

Net Cash Provided by Operating Activities	2,664	2,156	3,702	12,157

Cash Flows from Investing Activities:
Investment in Joint Ventures	(125)	(150)	(125)	(250)
Loan to Joint Venture	-	(525)	-	(1,925)
Repayment of Loan to Joint Venture	150	-	300	75
Additions to Property, Plant and Equipment	(5,033)	(10,313)	(19,382)	(26,642)
Proceeds from Sale of Property, Plant and Equipment	10	-	12	-
Net Cash Used in Investing Activities	(4,998)	(10,988)	(19,195)	(28,742)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	3,000	9,000	21,000	30,000
Repayment of Borrowings Under Credit Facility	(1,000)	(3,000)	(3,000)	(24,000)
Dividends Paid to Non-Controlling Interests of Subsidiaries	(200)	-	(2,217)	(1,764)
Dividends Paid	(508)	(503)	(1,525)	(1,509)
Contributions from Non-Controlling Interest of Subsidiaries	-	-	-	2,940
Exercise of Stock Options and Employee Stock Purchases	27	27	217	187

Net Cash Provided by Financing Activities	1,319	5,524	14,475	5,854

Effect of Foreign Currency Fluctuations on Cash	(333)	109	(306)	245

Net Decrease in Cash & Cash Equivalents	(1,348)	(3,199)	(1,324)	(10,486)

Cash and Cash Equivalents:
Beginning of Period	8,385	8,190	8,361	15,477
End of Period	$7,037	$4,991	$7,037	$4,991